                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                 FORM 12b-25

                                         Commission File Number 333-57043
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                          NOTIFICATION OF LATE FILING

(Check One):[X]Form 10-K [ ]Form 11-K [ ]Form 20-F [ ]Form 10-Q [ ]Form N-SAR

                 For Period Ended: April 30, 2000
                                   -------------------------------
                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period Ended:
                                                  ---------------------------

 READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                       PART I - REGISTRANT INFORMATION


BANNER HOLDING CORP.
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Full name of registrant

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Former name if applicable

120 N. U.S. Highway One, Suite 100
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Address of principal executive office (STREET AND NUMBER)

Tequesta, FL 33469
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City, state and zip code


                        PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     (a)   |   The reasons described in reasonable detail in Part III of this
           |   form could not be eliminated without unreasonable effort or
           |   expense;
           |
 [X] (b)   |   The subject annual report, semi-annual report, transition
           |   report on Form 10-K, 20-F, 11-K, or Form N-SAR, or portion
           |   thereof will be filed on or before the 15th calendar day
           |   following the prescribed due date; or the subject quarterly
           |   report or transition report on Form 10-Q, or portion thereof
           |   will be filed on or before the fifth calendar day following the
           |   prescribed due date; and
           |
     (c)   |   The accountant's statement or other exhibit required by Rule
           |   12b-25(c) has been attached if applicable.

                             PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Company has no revenues and negligible assets and therefore is financially unable at the present time to pay the costs associated with this filing.